Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

This Joint Filing and Solicitation Agreement (this “Agreement”) is made and entered into as of December 31, 2018, by and among (i) FrontFour Master Fund, Ltd., FrontFour Capital Group LLC, FrontFour Opportunity Fund Ltd., FrontFour Capital Corp., Stephen E. Loukas, David A. Lorber and Zachary R. George (collectively, “FrontFour”), (ii) Kristen M. O’Hara and (iii) David E. Moran (together with FrontFour and Ms. O’Hara, each a “Party” to this Agreement, and collectively, the “Parties” or the “Group”).

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of MDC Partners Inc., a corporation organized under the laws of Canada (the “Company”); and

WHEREAS, the Parties desire to form the Group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”), including by requisitioning a meeting of shareholders of the Company and seeking the removal and replacement of directors thereat, (ii) taking such other actions as the Parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, this 31st day of December 2018 by the Parties hereto:

1.                  In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them and their respective affiliates of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.                  So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) and McMillan LLP (“McMillan”), such notice to be given no later than twelve (12) hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.                  Each of the undersigned agrees to form the Group for the purpose of (i) seeking representation on the Board, including by requisitioning a meeting of shareholders of the Company and seeking the removal and replacement of directors thereat, (ii) taking such other actions as the Parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.                  FrontFour shall have the right to pre-approve all expenses and costs (including all legal fees) incurred in connection with the Group’s activities (the “Expenses”) and FrontFour agrees to pay directly all such pre-approved Expenses.

5.                  Each of the Parties hereto agrees that any Securities and Exchange Commission filing, press release, Company communication or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be as directed by FrontFour.

6.                  The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

7.                  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.                  This Agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.                  The Parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 4 (solely with respect to Expenses incurred prior to the termination of the Agreement) and Section 8 which shall survive any termination of this Agreement) shall terminate upon the earlier to occur of (i) the conclusion of the first meeting of shareholders of the Company to take place following the execution of this Agreement at which directors are elected to the Board or (ii) the delivery of written notice by FrontFour to the other Parties.

10.              Each Party acknowledges that Olshan and McMillan shall act as counsel for both the Group and FrontFour relating to their investment in the Company.

11.              Each Party hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

FrontFour Master Fund, Ltd.

By:	FrontFour Capital Group LLC as Investment Manager

By:	/s/ David A. Lorber
	Name:	David A. Lorber
	Title:	Managing Member

FrontFour Capital Group LLC

By:	/s/ David A. Lorber
	Name:	David A. Lorber
	Title:	Managing Member

FrontFour Opportunity Fund

By:	FrontFour Capital Corp. as Investment Manager

By:	/s/ David A. Lorber
	Name:	David A. Lorber
	Title:	Authorized Signatory

FrontFour Capital Corp.

By:	/s/ David A. Lorber
	Name:	David A. Lorber
	Title:	Authorized Signatory

/s/ David A. Lorber
David A. Lorber

/s/ Stephen E. Loukas
Stephen E. Loukas

/s/ Zachary R. George
Zachary R. George

/s/ Kristen M. O’Hara
Kristen M. O’Hara

/s/ David E. Moran
David E. Moran